SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 11, 2008

(Date of earliest event reported)

HEPALIFE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-29819

(Commission File Number)

58-2349413

(I.R.S. Employer Identification No.)

60 State Street, Suite 700, Boston, MA

 (Address of principal executive offices)

(800) 518-4879

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant's Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On June 11, 2008, pursuant and subject to the terms and conditions of the Company’s incentive stock option plan, Mr. Frank Menzler, the Company’s Chief Executive Officer and a director, was granted 500,000 stock options; each option when vested will permit Mr. Menzler to purchase one share of the Company’s common stock at a price per share of $0.61, the closing price of the Company’s common stock as reported on the Over the Counter Electronic Bulletin Board on June 11, 2008.

The options will vest in five equal annual installments of 100,000 options commencing on October 1, 2008, the second anniversary of Mr. Menzler employment agreement, and annually thereafter. The Options are further subject to the terms and conditions of a stock option agreement between Mr. Menzler and the Company.  Under the terms of the stock option agreement, the agreement will terminate and there will be no further vesting of Options upon termination of Mr. Menzler’s employment with the Company.  Upon termination of such employment Mr. Menzler will have a specified period of time to exercise vested options, if any.  The Options have a term of 10 years.

On June 11, 2008, pursuant and subject to the terms and conditions of the Company’s incentive stock option plan, Mr. Javier Jimenez, a non-employee director of the Company, was granted 50,000 stock options; each option when vested will permit Mr. Jimenez to purchase one share of the Company’s common stock at a price per share of $0.61, the closing price of the Company’s common stock as reported on the Over the Counter Electronic Bulletin Board on June 11, 2008.

The options will vest in five equal annual installments of 10,000 options commencing on June 11, 2009, and annually thereafter. The options are further subject to the terms and conditions of a stock option agreement between Mr. Jimenez and the Company.  Under the terms of the stock option agreement, the agreement will terminate and there will be no further vesting of options effective as of the date that Mr. Jimenez ceases to be a director of the Company.  Upon termination of such service Mr. Jimenez will have a specified period of time to exercise vested options, if any.

The Options granted to Mr. Jimenez were granted in accordance with the Company’s “Non-Employee Director Compensation Guidelines” pursuant to which each non-employee director will receive 50,000 options upon the date that such director commences his tenure as a director of the Company. Each non employee director also is eligible to receive additional annual stock option awards in the sole discretion of the Company’s Board of Directors; the amount of such annual award, if any, and the terms and conditions thereof shall be determined by the Board of Directors before the next annual meeting of the Company’s shareholders.

In addition, the Company will pay each non employee director $2,500 quarterly in arrears. Non employee directors will also be paid an additional $1,000 per meeting above six if attended in person and $500 per meeting if attended by telephone or other electronic means. The maximum cash compensation payable to non-employee directors is $15,000.

SECTION 2.  Financial Information

None.

SECTION 3.  Securities and Trading Markets

None.

SECTION 4.  Matters Related to Accountants and Financial Statements

None.

SECTION 5.  Corporate Governance and Management

Item. 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 11, 2008, Mr. Frank Menzler was appointed to the office of Chairman of HepaLife Technologies, Inc., replacing Mr. Harmel S. Rayat, the Company’s former chairman, who resigned from such position effective June 11, 2008. Mr. Rayat will continue to serve the Company as its Secretary, Treasurer, Chief Financial Officer, and as a director. The Company does not have an employment agreement with Mr. Rayat.

On June 11, 2008, the Board of Directors appointed Mr. Roland Schomer to serve as a director of the Company commencing June 18, 2008, and to serve as such until the next annual meeting of the Company’s shareholders and until his successor shall have been duly elected and qualified.

In 2001, Dr. Schomer joined Actelion Pharmaceuticals Deutschland GmbH, where he built the company's German affiliate as General Manager, Germany.  In 2003, he served as Business Director, Europe, Middle East and Africa, for Actelion Pharmaceuticals Ltd. in Switzerland, where Dr. Schomer oversaw global brand development and its implementation for the company's metabolic disorder drug, Zavesca. In 2004, Dr. Roland Schomer joined Novartis Pharma AG in Basel, Switzerland, where he currently serves as Global Brand Director, Transplantation.  Dr. Schomer joined the Board of Directors on June 18, 2008.

Subject to, and upon, commencement of Mr. Schomer’s tenure as a non- employee director, he will be granted 50,000 options in accordance with the Company’s Non-Employee Director Compensation Guidelines; each option when vested will permit Mr. Schomer to purchase one share of the Company’s common stock at a price per share of $0.57, the closing price of the Company’s common stock as reported on the Over the Counter Electronic Bulletin Board on June 18, 2008, the date Mr. Shomer commenced his tenure as a director.

The options will vest in five equal annual installments of 10,000 options commencing on June 18, 2009, and annually thereafter. The options are further subject to the terms and conditions of a stock option agreement between Mr. Schomer and the Company.  Under the terms of the stock option agreement, the agreement will terminate and there will be no further vesting of options effective as of the date that Mr. Schomer ceases to be a director of the Company.  Upon termination of such service Mr. Schomer will have a specified period of time to exercise vested options, if any.

Mr. Schomer will be entitled to cash compensation paid to non-employee directors.  See Item 1.01 above.

SECTION 6. Asset-Backed Securities

N/A.

SECTION 7.  Regulation FD

None.

SECTION 8.  Other Events

None.

SECTION 9.  Financial Statements and Exhibits

Number

Exhibit Description

10.1

Option Agreement dated June 11, 2008 between Frank Menzler and HepaLife Technologies, Inc.

10.2

Option Agreement dated June 11, 2008 between Javier Jimenez and HepaLife Technologies, Inc.

10.3

Option Agreement dated June 18, 2008 between Roland Schomer and HepaLife Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on the 20th day of June, 2008.

HEPALIFE TECHNOLOGIES, INC.

/s/ Frank Menzler

Frank Menzler

Chairman, President and Chief Executive Officer

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